                                                                 EXHIBIT 99


                                  CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                         (405)848-8000, EXT. 232

FOR IMMEDIATE RELEASE                             TOM PRICE, JR.,VICE PRESIDENT-
NOVEMBER 6, 1997                                           CORPORATE DEVELOPMENT
                                                         (405)848-8000, EXT. 257


             CHESAPEAKE REPORTS FISCAL 1998 FIRST QUARTER RESULTS,
               $74 MILLION PROFIT FROM BAYARD IPO, NEW LOUISIANA
                TREND COMPLETIONS, AND CHANGE IN FISCAL YEAR END

OKLAHOMA CITY, OKLAHOMA, NOVEMBER 6, 1997 -- Chesapeake Energy Corporation today reported its financial results for the fiscal 1998 first quarter ended September 30, 1997. For the quarter, Chesapeake reported net income of $5.5 million, or $0.08 per common share, on total revenue of $78.4 million. This is a 33% decrease from fiscal 1997's first quarter net income of $8.2 million, or $0.13 per common share, on total revenue of $49.8 million. Operating cash flow for the first quarter of fiscal 1998 increased 14% to $35.2 million from $30.9 million in the first quarter of fiscal 1997.

                          PRODUCTION VOLUMES INCREASE

For the first quarter of fiscal 1998, Chesapeake's oil and natural gas production totaled 19.2 billion cubic feet of natural gas equivalent (Bcfe), an increase of 5% compared to the 18.3 Bcfe produced in the fiscal 1997 first quarter. Average prices received were $2.12 per thousand cubic feet of natural gas and $18.48 per barrel of oil, for a natural gas equivalent (Mcfe) price of $2.38, compared to an average Mcfe price of $2.01 in last year's first quarter.

                    BAYARD DRILLING TECHNOLOGIES IPO RESULTS

Earlier this week, Bayard Drilling Technologies, Inc. priced its initial public offering of common stock at $23.00 per share. As a result, Chesapeake expects to receive proceeds of approximately $108 million, resulting in an after tax profit of $74 million, or $1.01 per share, upon completion of the IPO and as a result of yesterday's exercise of the underwriters' over-allotment option. The gain will be recorded in Chesapeake's fiscal 1998 second quarter.

                          LOUISIANA TREND DISCOVERIES

Chesapeake has recently completed two new discoveries in its ongoing Louisiana Trend drilling program. In the South Brookeland area, Chesapeake's Cypress 1 tested at 27 million cubic feet of gas per day during a three day flow test through a choke size of 28/64" with flowing tubing pressures of 7,000 psi. Drilled as a rank wildcat, the Cypress is located approximately 100 miles east of Navasota River and 100 miles west of Masters Creek. Construction of a gas pipeline is underway and production from the well should begin by the end of November. Chesapeake owns approximately 150,000 acres in the area and offset drilling should begin in the next few weeks.

Chesapeake's second new discovery is the Labokay 26. The Labokay 26 is the first known Masters Creek test of the upper Austin Chalk, or "A" zone, with all previous Masters Creek wells having been drilled in the lower Austin Chalk, or "B" zone. As to other activity in Masters Creek, Chesapeake is currently completing the Addison 8, Wahlder 29 and Lord 1 wells and is drilling the Blackstone 23, Giles 22, Labokay 26, Martin 11, Reickers 5, Vanply 3, and Vanply 27. Outside of Masters Creek, Chesapeake is drilling the Clark 23 in the St. Landry area and the Peevy 71 in the Baton Rouge area.

Tom L. Ward, Chesapeake's President and Chief Operating Officer commented, "Tested at rates of three million cubic feet of gas equivalent production per day, the Labokay well confirms the existence of a second reservoir target in the Masters Creek area. We believe this "A" zone exists behind pipe in all of our Masters Creek wells and its presence may add additional reserves to our Masters Creek assets. We are now preparing to drill a "B" zone lateral in the Labokay 26 and hope to commence production in 60-90 days.

Additionally, the production characteristics of the Cypress remind us of our deep Navasota River production - high production rates, high gas to oil ratio, and high initial flowing tubing pressures. While we are excited about the possible significance of these discoveries, we are not able to predict the ultimate economic benefit from these wells until we establish sustained production and drill successful offsets."


                                 OTHER ACTIVITY

In other operating areas, Chesapeake is drilling with four rigs in Texas, seven rigs in Oklahoma, two rigs in New Mexico, and one rig in North Dakota. Of particular significance is the company's ongoing success in the Lovington, New Mexico area. During the past 18 months, the company has drilled 12 Strawn exploratory wells using its 3-D seismic data and all have been completed successfully. Prior to Chesapeake's use of 3-D seismic in this area, exploratory success rates were less than 40%. Well costs have averaged $1 million and reserves per well have averaged approximately two billion cubic feet of gas equivalent. Chesapeake expects to drill 25-40 new wells in this area during the next two years.

Chesapeake's two proprietary 3-D surveys in the Tuscaloosa Trend of Louisiana are underway and the Wharton County, Texas 3-D survey with Coastal and Seagull is also in progress. All of these 3-D surveys should be completed in early 1998 with drilling activities to commence thereafter.

                               MANAGEMENT COMMENT

Aubrey K. McClendon, Chesapeake's Chairman and Chief Executive Officer concluded, "Our recent Louisiana Trend drilling results indicate significant additional drillbit opportunities for our company. We believe the addition of a second prospective zone in Masters Creek and the discovery of a new area in South Brookeland enhances the value of our Louisiana Trend assets. The three wells announced on October 22 and the two today highlight the potential of our current Louisiana Trend drilling strategy.

We are also very pleased with the price we received for our Bayard stock. In less than one year, we earned a $74 million profit on a $34 million investment, a 218% gain. Bayard has a bright future and we are proud to have assisted Bayard's management in building one of the premier onshore drilling companies in the U.S. The Bayard transaction also significantly enhances our balance sheet. Pro forma for the Bayard, DLB and AnSon transactions, Chesapeake's stockholders equity will increase to almost $500 million and our cash and investments will exceed $200 million.

Finally, the company has decided to change its year end to December 31 in order to make our financial results more easily comparable to those of our peer group."

                                      ####

Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City which specializes in utilizing advanced seismic, drilling and completion technologies to develop new reserves of oil and natural gas. The company's operations are focused on exploratory and developmental drilling in major onshore producing areas of the United States.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, volatility of oil and gas prices, the need to develop and replace its reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission.

---------------------------------------------------------------------------------------------------------------------
THREE MONTHS ENDED:                                           SEPTEMBER 30, 1997               SEPTEMBER 30, 1996
---------------------------------------------------------------------------------------------------------------------
                                                           $              $/MCFE             $             $/MCFE
                                                           ----------------------------------------------------------
REVENUES:
   Oil and gas sales                                        45,667              2.38          36,753             2.01
   Oil and gas marketing sales                              26,865              1.40          12,184             0.66
   Interest and other                                        5,878              0.31             848             0.05
                                                           ----------------------------------------------------------
     Total revenues                                         78,410              4.09          49,785             2.72
                                                           ----------------------------------------------------------
EXPENSES:
   Production expenses and taxes                             5,180              0.27           2,530             0.14
   Oil and gas marketing expenses                           26,690              1.39          11,866             0.65
   Depreciation, depletion, and amortization
     of oil and gas properties                              28,550              1.49          17,029             0.93
   Depreciation and amortization of other assets             1,142              0.06             952             0.05
   General and administrative                                2,760              0.14           1,671             0.09
   Interest                                                  8,575              0.45           2,817             0.15
                                                           ----------------------------------------------------------
      Total expenses                                        72,897              3.80          36,865             2.01
                                                           ----------------------------------------------------------

INCOME BEFORE INCOME TAXES                                   5,513              0.29          12,920             0.71
PROVISION FOR INCOME TAXES                                 -                -                  4,716             0.26
                                                           ----------------------------------------------------------

NET INCOME                                                   5,513              0.29           8,204             0.45
                                                           ==========================================================

                                                           ----------------------------------------------------------
EARNINGS PER COMMON AND

COMMON EQUIVALENT SHARE:
       PRIMARY                                                0.08          -                   0.13         -
       FULLY DILUTED                                          0.08          -                   0.13         -
                                                           ==========================================================

WEIGHTED AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING (IN 000'S):
       PRIMARY                                              72,699          -                 64,258         -
       FULLY DILUTED                                        73,243          -                 64,338         -
                                                           ==========================================================

OPERATING CASH FLOWS (1)                                    35,205              1.84          30,901             1.69
                                                           ==========================================================

PRODUCTION AND PRICING DATA:
THOUSANDS OF BARRELS OF OIL (MBBL)                             870          +     75%            498
MILLIONS OF CUBIC FEET OF GAS (MMCF)                        13,941          -      9%         15,324
MILLIONS OF CUBIC FEET OF GAS EQUIVALENTS (MMCFE)           19,161          +      5%         18,312

AVERAGE PRICE/BARREL                                       $ 18.48          -     13%        $ 21.19
AVERAGE PRICE/MCF                                           $ 2.12          +     24%        $  1.71
AVERAGE GAS EQUIVALENT PRICE/MCFE                           $ 2.38          +     18%        $  2.01
---------------------------------------------------------------------------------------------------------------------

(1) Income before depreciation, depletion and amortization and income tax.

--------------------------------------------------------------------------------------------------------------------
                                                                                     SEPTEMBER 30       SEPTEMBER 30
                                                                                         1997                1996
--------------------------------------------------------------------------------------------------------------------
Cash and short-term investments                                                         $131,260              $5,356
Other current assets                                                                      64,513              57,894
                                                                                        ----------------------------
     Total current assets                                                                195,773              63,250

Property and equipment, net                                                              689,299             520,336
Other assets                                                                              46,597              11,965

                                                                                        ----------------------------
      TOTAL ASSETS                                                                      $931,669            $595,551
                                                                                        ============================

Current liabilities                                                                     $123,949            $109,657
Long-term liabilities                                                                    516,512             299,237
Stockholders' equity                                                                     291,208             186,657

                                                                                        ----------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        $931,669            $595,551
                                                                                        ============================